Exhibit 5



                                                                  (614) 464-6400

                                November 27, 1996


Board of Directors
Karrington Health, Inc.
919 Old Henderson Road
Columbus, Ohio  43220


Gentlemen:

            We are familiar with the proceedings taken and proposed to be taken by Karrington Health, Inc., an Ohio corporation (the "Company"), in connection with the institution of the Karrington Health, Inc. 1996 Incentive Stock Plan (the "1996 Plan"), the granting of options to purchase common shares, without par value (the "Common Shares"), of the Company pursuant to the 1996 Plan, the issuance and sale of Common Shares of the Company upon exercise of options granted and to be granted under the 1996 Plan, the granting of "Restricted Stock," "Unrestricted Stock" and "Performance Awards" (as those terms are defined in the 1996 Plan) under the 1996 Plan, and the offering of Common Shares under the "Stock Purchase Plan" portion of the 1996 Plan, all as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on November 27, 1996. The purpose of the Registration Statement is to register 550,000 Common Shares reserved for issuance under the 1996 Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the 1996 Plan; (c) the Company's Amended Articles; (d) the Company's Code of Regulations; and (e) certain proceedings of the directors and of the shareholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.


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            We have relied solely upon the  examinations  and inquiries  recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

            Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the 550,000 Common Shares of the Company to be registered under the Registration Statement have been issued and delivered by the Company upon the exercise of options under the 1996 Plan against payment of the purchase price therefor, upon settlement of Performance Awards granted under the 1996 Plan, upon grant of Restricted Stock under the 1996 Plan and upon payment of the purchase price of Common Shares offered under the Stock Purchase Plan, in each case in accordance with the terms of the 1996 Plan, said Common Shares will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws.

            Our opinion is limited to the General Corporation Law of Ohio in effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares pursuant to the 1996 Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

            Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein.

                                Very truly yours,


                                VORYS, SATER, SEYMOUR AND PEASE


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